EXHIBIT 2(a)




                       AGREEMENT AND PLAN OF EXCHANGE


     THIS AGREEMENT AND PLAN OF EXCHANGE (this "Agreement"), dated as of March 20, 1995, is between Tucson Electric Power Company, an Arizona corporation ("TEP"), the company whose shares will be acquired pursuant to the Exchange described herein, UniSource Energy Corporation an Arizona corporation ("UniSource"), the acquiring company, and NCR Holding, Inc., a Delaware corporation, the sole shareholder of UniSource ("Shareholder"). TEP and UniSource are hereinafter referred to, collectively, as the ("Companies").


                                 WITNESSETH:


     WHEREAS, the authorized capital stock of TEP consists of (a) 200,000,000 shares of Common Stock without par value ("Company Common Stock"), of which 160,723,702 shares are issued and outstanding, and (b) 1,000,000 shares of Preferred Stock, without par value ("Company Preferred Stock"), of which no shares are issued and outstanding;

     WHEREAS, the authorized capital stock of UniSource consists of (a) 250,000,000 shares of Common Stock, without par value ("UniSource Common Stock"), of which 1,000 shares are issued and outstanding and owned of record by Shareholder, and (b) 1,000,000 shares of Preferred Stock, without par value ("UniSource Preferred Stock"), of which no shares are issued and outstanding;

     WHEREAS, the Boards of Directors of the respective Companies deem it desirable and in the best interests of the Companies and their shareholders that UniSource acquire each share of issued and outstanding Company Common Stock and that each such share of Company Common Stock be exchanged for a share of UniSource Common Stock with the result that UniSource becomes the owner of all outstanding Company Common Stock and that each holder of Company Common Stock becomes the owner of an equal number of shares of UniSource Common Stock, all on the terms and conditions hereinafter set forth;

     WHEREAS, Arizona corporation law has been amended, effective as of January 1, 1996, to permit share exchanges which bind all of the shareholders upon the approval of a plan of exchange by a majority of all votes entitled to be cast;

     WHEREAS, the Board of Directors of TEP and UniSource have recommended that their respective shareholders approve the Share Exchange and this Agreement, and this Agreement has been adopted by the requisite vote of the Shareholder pursuant to the Arizona General Corporation Act, as amended by H.B. 2124 (the "1996 Corporation Law").

     NOW, THEREFORE, in consideration of the premises, and of the agreements, covenants and conditions hereinafter contained, the parties hereto agree with respect to the acquisition and exchange provided for herein (the "Share Exchange") that at the Effective Time (as hereinafter defined) each share of Company Common Stock issued and outstanding immediately prior to the Effective Time will be exchanged for one share of UniSource Common Stock, and that the terms and conditions of the Share Exchange and the method of carrying the same into effect are as follows:



                                  ARTICLE I
                                  ---------


     Subject to the satisfaction of the conditions and obligations of the parties hereto, the Share Exchange will be effective upon the filing, with the Arizona Corporation Commission, on or after January 2, 1996 in accordance with the 1996 Corporation Law, of articles of share exchange ("Articles of Exchange") with respect to the Share Exchange or at such later time as may be stated in the Articles of Exchange (the time at which the Share Exchange becomes effective being referred to herein as the "Effective Time").


                                  ARTICLE II
                                  ----------


     At the Effective Time:

      (1) each share of Company Common Stock issued and outstanding immediately prior to the Effective Time shall be acquired by UniSource and shall be exchanged for one share of UniSource Common Stock, which shall thereupon be fully paid and non-assessable;

      (2) UniSource shall become the owner and holder of each issued and outstanding share of Company Common stock so exchanged;

      (3) each share of UniSource Common Stock issued and outstanding immediately prior to the Effective Time shall be canceled and shall thereupon constitute an authorized and unissued share of UniSource Common Stock; and

      (4) the former owners of Company Common Stock shall be entitled only to receive shares of UniSource Common Stock as provided herein.

     Shares of outstanding Company Preferred Stock, if any, shall not be exchanged or otherwise affected in connection with the Share Exchange.


                                 ARTICLE III
                                 ------------


     The consummation of the Share Exchange is subject to the following conditions precedent:

      (1) the receipt of the requisite approval of shareholders of TEP;

      (2) the satisfaction of the respective obligations of the parties hereto in accordance with the terms and conditions herein contained;

      (3) the execution and filing of appropriate Articles of Exchange with the Arizona Corporation Commission pursuant to the 1996 Corporation Law;

      (4) the receipt of such orders, authorizations, approvals or waivers from all jurisdictive regulatory bodies, boards or agencies, which are required in connection with the Share Exchange and related transactions.



                                  ARTICLE IV
                                  ----------


     Shareholder and UniSource agree that UniSource will not engage in any business following the execution of this Agreement until the consummation of the Share Exchange, other than such business as is necessary to organize and maintain the corporate status and good standing of UniSource in the State of Arizona.


                                  ARTICLE V
                                  ----------


     This Agreement may be amended, modified or supplemented, or compliance with any provision or condition hereof may be waived, at any time, by the mutual consent of the Boards of Directors of TEP and of UniSource; provided, however, that no such amendment, modification, supplement or waiver shall be made or effected, if such amendment, modification, supplement or waiver would, in the judgment of the Board of Directors of TEP, materially and adversely affect the shareholders of TEP.

     This Agreement may be terminated and the Share Exchange and related transactions abandoned at any time prior to the time the Articles of Exchange are filed with the Arizona Corporation Commission, if the Board of Directors of TEP determines, in its sole discretion, that consummation of the Share Exchange would be inadvisable or not in the best interests of TEP or its shareholders.


                                  ARTICLE VI
                                  ----------


     This Agreement has been submitted to the Shareholder for approval as provided by the 1996 Corporation Law. The affirmative vote of the Shareholder, as the holder of all of the outstanding shares of UniSource Common Stock was received constituting the adoption of this Agreement.


                                 ARTICLE VII
                                 -----------


     Following the Effective Time, each holder of an outstanding certificate or certificates theretofore representing shares of Company Common Stock may, but shall not be required to, surrender the same to UniSource for cancellation and reissuance of a new certificate or certificates in such holder's name or for cancellation and transfer, and each such holder or transferee will be entitled to receive a certificate or certificates representing the same number of shares of UniSource Common Stock as the shares of Company Common Stock previously represented by the certificate or certificates surrendered. Until so surrendered or presented for transfer, each outstanding certificate which, immediately prior to the Effective Time, represented Company Common Stock shall be deemed and treated for all corporate purposes to represent the ownership of the same number of shares of UniSource Common Stock as though such surrender or transfer and Share Exchange had taken place. The holders of Company Common Stock at the Effective Time shall have no right to have their shares of Company Common Stock transferred on the stock transfer books of TEP, and such stock transfer books shall be deemed to be closed for this purpose at the Effective Time.

     IN WITNESS WHEREOF, each of TEP, UniSource and Shareholder, pursuant to authorization and approval given by its Board of Directors, has caused this Agreement to be executed by its President and its corporate seal to be affixed hereto and attested by its Secretary as of the date first above written.

                              TUCSON ELECTRIC POWER COMPANY


                              By /s/ Charles E. Bayless
                              -------------------------
                                     President

ATTEST:

/s/Dennis R. Nelson
-------------------
     Secretary

                              UNISOURCE ENERGY CORPORATION


                              By /s/ Joseph Mirrione
                              ----------------------
                                   President

ATTEST:

/s/Howard Wagner
----------------
  Secretary

                              NCR HOLDING, INC.


                              By /s/ Joseph Mirrione
                              ---------------------
                                 Vice President
ATTEST:

/s/Joan Wagner
--------------
  Secretary